                                                  EXHIBIT 2.1
                                                  -----------
                  AGREEMENT AND PLAN OF MERGER
                  ----------------------------
	THIS AGREEMENT AND PLAN OF MERGER (hereinafter called "Agreement"), made and entered into as of the 22nd day of February, 2001, by and between WESBANCO, INC., a West Virginia corporation, with its principal place of business located at Bank Plaza, Wheeling, West Virginia (hereinafter called "Wesbanco"), party of the first part, AMERICAN BANCORPORATION, an Ohio corporation, with its principal place of business located at 1025 Main Street, Wheeling, West Virginia, 26003, (hereinafter called "American") party of the second part, AB CORPORATION (hereinafter called "AB"), a corporation to be formed under the laws of the State of West Virginia by Wesbanco as its wholly-owned subsidiary solely for the purpose of effecting the acquisition contemplated by this Agreement, party of the third part, (effective as of its organization and execution of this Agreement) and WESBANCO BANK, INC., a West Virginia banking corporation, with its principal place of business located at One Bank Plaza, Wheeling, West Virginia,
26003, party of the fourth part (hereinafter called "Bank").
	WHEREAS, Wesbanco is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and
	WHEREAS, American is an Ohio corporation duly organized and validly existing under the laws of the State of Ohio, and is a registered bank holding company under the Bank Holding Company
Act of 1956, as amended, which owns, as its principal subsidiary, Wheeling National Bank, a national banking association (hereinafter also referred to as "Subsidiary"), and

	WHEREAS, AB will be a corporation duly organized and validly existing under the laws of the State of West Virginia which corporation shall be organized to effect the terms and conditions of this Agreement, and
	WHEREAS, the Board of Directors of Wesbanco, by a majority vote of all the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts; and subject to the terms hereof will direct that it be submitted to its shareholders; the Board of Directors of AB shall, prior to the execution hereof by AB, have by a majority vote of all of the members and shareholders thereof, approved this Agreement and authorized the execution hereof in counterparts, all upon the issuance of AB's Charter as hereinafter provided, and
	WHEREAS, Wesbanco desires to acquire American and the Board of Directors of American has determined that, subject to all of the conditions of this Agreement, including but not limited to the requirement that certain tax rulings and fairness opinions be obtained, it would be in the best interests of American and its shareholders for American to enter into this Agreement to become affiliated with Wesbanco, and
	WHEREAS, it is proposed that Wesbanco, American, AB and Bank enter into this Agreement whereby American will merge with and into AB (the "Merger") and the outstanding shares of common stock of American, without par value, ("American Common Stock"), will be converted into shares of common stock of Wesbanco, par value $2.0833, ("Wesbanco Common Stock") at an exchange ratio of
1.1 shares of Wesbanco Common Stock for each share of American Common Stock exchanged therefor, and the Subsidiary will be merged with and into Bank with Bank as the surviving corporation (the "Bank Merger").

	NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, and in accordance with the provisions of applicable law, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:
                            SECTION 1

                               AB
                               --
	1.1	Formation.  Wesbanco shall promptly cause AB to be
duly organized as a business corporation under the laws of the
State of West Virginia.  AB will be wholly-owned by Wesbanco at all times through the closing of the transactions contemplated by this Agreement.
	1.2	Conduct of Business.  Wesbanco shall not permit AB to
conduct any business operations other than such activities which are necessary to consummate the merger contemplated in the
Agreement.
	1.3	Execution of Agreement.  Promptly after the
organization of AB, Wesbanco shall cause AB to take all
necessary and proper action to ratify, approve, adopt and
execute the Agreement and to undertake the performance of all of the terms and conditions of the Agreement to be performed by AB.
	1.4	Voting of AB Shares.  Promptly after the organization
of AB, Wesbanco, as sole shareholder of AB, shall vote all of the shares of AB in favor of the Merger.

                             SECTION 2

                            THE MERGER
                            ----------
	2.1	The Merger.  At the Effective Time (as defined in
Section 2.5), subject to the provisions of this Agreement, American shall merge with AB, under the charter of AB. AB shall be the surviving corporation (hereinafter also called the "Surviving Corporation").

	2.2	Effect of Merger.  At the Effective Time, the
corporate existence of American, with all of its purposes,
powers and objects, and all of its rights, assets, liabilities and obligations, shall cease.  AB as the Surviving Corporation shall continue unaffected and unimpaired by the Merger.  AB as the Surviving Corporation shall also succeed to all of the
rights, assets, liabilities and obligations of American in accordance with the West Virginia Corporations Act ("WVCA").
Upon the Effective Date, (as defined in Section 12.5 hereof), the separate existence and corporate organization of American shall cease.
	2.3	Closing.  Wesbanco, American and AB will jointly
request the Secretary of State of West Virginia to issue a Certificate of Merger on the date of the closing described in
Section 12.4 hereof (the "Closing" and the "Closing Date").
	2.4	American's Obligations.  American shall at any time,
or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Agreement and otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Corporation.
	2.5	Articles of Merger.  Subject to the terms and
conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing

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requirements of the WVCA at the Closing and on the
Closing Date. On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of West Virginia, who will duly issue a Certificate of Merger. The Surviving Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Ohio County. The Merger shall become effective on the date (the "Effective Date") and at the time (which time is hereinafter called the "Effective Time") when such Certificate of Merger is issued by the Secretary of State.

                         SECTION 3

                      THE BANK MERGER
                      ---------------

	3.1	The Bank Merger.  At the Effective Time of the Bank
Merger (as defined in Section 3.5), subject to the provisions of this Agreement, the Subsidiary shall merge with the Bank, under the charter of Bank. Bank shall be the surviving corporation (hereinafter also called the "Surviving Bank Corporation").
	3.2	Effect of Merger.  At the Effective Time, the
corporate existence of Bank, with all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall continue unaffected and unimpaired by the Merger, and Bank as the Surviving Bank Corporation shall continue to be governed by the laws of the State of West
Virginia. Bank as the Surviving Bank Corporation shall also succeed to all of the rights, assets, liabilities and obligations of the Subsidiary in accordance with the WVCA. Upon the Effective Date of the Bank Merger (as defined in Section
12.5 hereof, the separate existence and corporate organization of the Subsidiary shall cease. This section shall not be construed, except as otherwise specifically provided herein, (i) to limit the ability of Wesbanco and its subsidiaries to terminate the employment of any employee of the Subsidiary or to review employee benefit

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programs from time to time and to make such changes as Wesbanco deems appropriate, or (ii) to require Wesbanco or its subsidiaries to provide employees or former employees of the Subsidiary with post-retirement medical benefits.
	3.3	Closing.  Bank and the Subsidiary will jointly request
the Secretary of State of West Virginia to issue a Certificate of Merger on the date of the closing described in Section 12.4 hereof (the "Closing" and the "Closing Date").
	3.4	Subsidiary's Obligations.  The Subsidiary shall at any
time, or from time to time, as and when requested by the
Surviving Bank Corporation, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Bank Corporation, all such
conveyances, assignments, transfers, deeds, or other
instruments, and shall take or cause to be taken such further or other action as the Surviving Bank Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right,
privilege or franchise or to vest or perfect in or confirm to the Surviving Bank Corporation, its successors and assigns,
title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Agreement and otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Bank Corporation.
	3.5	Articles of Merger.  Subject to the terms and
conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing requirements of the WVCA at the Closing and on the Closing Date. On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of West Virginia, who will duly issue a Certificate of Merger. The
Surviving Bank Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Ohio County. The

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Merger shall become effective on the date (the "Effective Date")
and at the time (which time is hereinafter called the "Effective Time") when such Certificate of Merger is issued by the Secretary of State.

                              SECTION 4

                       ARTICLES OF INCORPORATION;
                BYLAWS; BOARD OF DIRECTORS AND OFFICERS
                ---------------------------------------

	4.1	AB.  The Articles of Incorporation of AB, as
organized, shall constitute the Articles of Incorporation of the Surviving Corporation. The Bylaws of AB as in effect on the
Effective Date shall constitute the Bylaws of the Surviving Corporation. The directors and officers of AB on the Effective
Date shall become the directors and officers of the Surviving Corporation. Any vacancy in the Board of Directors or officers may be filled in the manner provided in the Bylaws of the
Surviving Corporation.  The directors and officers shall hold office as prescribed in the Bylaws.
	4.2	Bank.  The Articles of Incorporation of Bank and the
Bylaws of Bank, as in effect on the Effective Date, shall
continue as the Articles of Incorporation and Bylaws of Bank until the same shall thereafter be altered, amended or repealed in accordance with law, such Articles of Incorporation or said
Bylaws.  The directors and officers of Bank on the Effective
Date shall continue as the directors and officers of Bank after the Bank Merger and shall hold office as prescribed in the
Bylaws of Bank and applicable law, until their successors shall have been elected and shall qualify.
	4.3	Bank Directors.  Wesbanco covenants and agrees that as
of the Effective Date it will appoint, as additional directors of Bank, Jack A. Cartner, Jolyon W. McCamic, and Jeffrey W.
McCamic, specifically waiving for such limited term, its age 70 provision of its Bylaws. Such individuals shall serve until the annual meeting to be held in April, 2002, at which time the terms for Jack A. Cartner and Jolyon W. McCamic shall expire.
At such annual meeting, Jeffrey W. McCamic shall be re-appointed to the Bank Board and shall serve until his successor shall have been duly elected and qualified.
	4.4	Wesbanco Directors.  Wesbanco covenants and agrees
that as of the Effective Date it will appoint, as additional directors of Wesbanco, Jeremy C. McCamic and Abigail M.
Feinknopf. Such individuals shall serve until the next annual meeting of shareholders at which time the term of Jeremy C.
McCamic shall expire and he shall be replaced by Jay T. McCamic. Wesbanco shall then include the said Abigail M. Feinknopf and Jay T. McCamic on the list of nominees for the position of director for which the Board shall solicit proxies at its next annual meeting of shareholders until each has served at least a full three year term. During his term on the Board, the said
Jeremy C. McCamic shall also be appointed to the Executive
Committee. Wesbanco will take such action under its Bylaws as is necessary to permit the said Jeremy C. McCamic to serve as a Director until April of 2002 with respect to its age 70 provision.

                             SECTION 5

                        SHAREHOLDER APPROVALS
                        ---------------------

	5.1	American Shareholders' Meeting.  Subject to the
receipt by American of the fairness opinion described in Section 12.3(c) hereof, American shall submit the Agreement to its shareholders in accordance with the Ohio Revised Code ("ORC") at a meeting duly called, properly noticed and held at the earliest practicable date (considering the regulatory approvals required to be obtained) after the receipt of such opinion.  In
connection with such meeting, American shall send to its
shareholders the Proxy Statement referred to in Section 14.1 hereof.  Subject to the fiduciary duties of the Board of
Directors of American to American and its shareholders, the
Board of Directors of American shall recommend a vote in favor of the Merger
and shall use its best efforts to obtain at such meeting the affirmative vote of the American shareholders required to effectuate the transactions contemplated by the Agreement.
	5.2	AB and Bank Shareholder Meetings. AB and Bank shall
promptly submit the Agreement to their shareholder, Wesbanco, for approval in accordance with the WVCA.  Wesbanco agrees to vote, or to cause the vote of, the shares of such subsidiary corporations in favor of the proposed transactions.
	5.3	Subsidiary Shareholders Meeting.  The Subsidiary shall
promptly submit the Agreement to its shareholder, American, for approval in accordance with the laws of the United States applicable to National Banks. American agrees to vote the shares of such subsidiary corporation in favor of the proposed transaction.

                            SECTION 6

                       CONVERSION OF SHARES
                       --------------------
        6.1 Conversion, Exchange Ratio and Option. The manner of converting or exchanging the shares of American, AB and the
Subsidiary shall be as follows:
	(a)	Each share of American Common Stock
     issued and outstanding immediately prior to the
     Effective Time, except shares of American Common
     Stock issued and held in treasury of American or
     beneficially owned by AB or Wesbanco, other than
     in a fiduciary capacity by Wesbanco for others,
     and shares as to which dissenters' rights are
     exercised pursuant to Section 1701.85 of the ORC,
     shall by virtue of the Merger and at the Effective
     Time of the Merger be exchanged for and become,
     without action on the part of the holder thereof,
     1.1 shares of Wesbanco Common Stock having equal
     rights and privileges with respect
     to all other common stock of Wesbanco issued and
     outstanding as of the Effective Time of the Merger.
	(b)	No fractional shares of Wesbanco Common
     Stock will be issued in connection with the
     Merger.  In lieu thereof each stockholder of
     American otherwise entitled to a fractional share
     of Wesbanco will receive cash therefore in an
     amount based on a value of $22.31 per whole share
     of Wesbanco stock, at the time of the exchange.
        (c)     In the event of any change in Wesbanco
     Common Stock by reason of stock dividends, split-
     ups, mergers, recapitalizations, combinations,
     exchanges of shares (by Wesbanco shareholders) or
     the like, the type and number of shares to be
     issued pursuant to Section 6.1(a) hereof shall be
     adjusted proportionately.
	(d)	Each share of the common stock of the
     Subsidiary issued and outstanding immediately
     prior to the Effective Date of the Bank Merger
     shall, on the Effective Date, be converted into an
     equal number of issued and outstanding shares of
     the Surviving Bank Corporation.
	6.2	Shares Owned by American, Wesbanco or AB.   Each share
of American Common Stock issued and held in the treasury of
American or beneficially owned by Wesbanco or AB, other than in a fiduciary capacity, at the Effective Time of the Merger shall be canceled and no cash or other property shall be delivered in exchange therefore.
	6.3	Exchange for Stock.  On and after the Effective Date
of the Merger, each holder of American Common Stock, upon
presentation and surrender of a certificate or certificates
therefore to Fifth Third Bank (the "Exchange Agent"), shall be entitled to receive in exchange therefore (i) a certificate or certificates representing the number of shares of Wesbanco Common Stock to which he or she is entitled as provided herein, and payment in cash for any
fractional share of common stock which he is entitled to receive, without interest. Until so presented and surrendered in exchange for a certificate representing Wesbanco Common Stock, each certificate which represented issued and outstanding shares of American Common Stock immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of the number of shares of Wesbanco Common Stock into which such shares of stock have been converted pursuant to the Merger. Until surrender of such certificates in exchange for certificates representing the converted stock, the holder thereof shall not receive any
dividend or other distribution payable to holders of shares of such stock; provided, however, that upon surrender of such certificates representing such converted stock in exchange for certificates representing the stock into which it has been converted, there shall be paid to the record holder of the
certificate representing Wesbanco Common Stock issued upon such surrender, the amount of dividends or other distributions
(without interest) which theretofore became payable with respect to the number of shares of such stock represented by the
certificate or certificates to be issued upon such surrender, together with payment of cash for any fractional share to which such holder is entitled, as above set forth.
	6.4	Closing of Stock Transfer Books.  On the Effective
Date, the stock transfer books of American shall be closed, and no shares of American Common Stock outstanding the day prior to the Effective Date shall thereafter be transferred.
	6.5	Directors' Qualifying Shares.  Immediately upon
completion of the mergers provided for above, the newly elected Directors of Bank shall maintain at least the minimum number of shares of Wesbanco Common Stock as are required to be held as directors' qualifying shares under applicable law for membership on the Board of Directors of Bank.

                             SECTION 7

                         DISSENTERS RIGHTS
                         -----------------
	7.1	Subject to the rights of Wesbanco and American, as
permitted by Section 12.1(i) of the Agreement, to terminate the Agreement and abandon the Merger in the event that the number of Objecting Shares (as hereinafter defined) shall exceed 10% of the shares of American issued and outstanding on the date of the shareholders' meeting described in Sections 5.1 and 14.1 of this Agreement and entitled to vote on this Agreement (hereinafter, "Voting Shares"), the rights and remedies of a dissenting shareholder under the ORC shall be afforded to any shareholder of American who objects to the Merger in a timely manner in accordance with the ORC, and who takes the necessary steps in a timely manner in accordance with the ORC to perfect such shareholder's rights as a dissenting shareholder (such shareholder being hereafter referred to as a "Dissenting Shareholder"). The Surviving Corporation will make such payments as are required to be made to Dissenting Shareholders in the exercise of such rights. The term "Objecting Shares" shall mean the shares of those holders of American Common Stock who shall file written demand for payment of the fair cash value with respect to such shares, in a timely manner in accordance with the ORC, to the Agreement, shall not vote in favor of the Agreement, and have made written demand for the fair cash value of such shares within ten (10) days, in accordance with Section 1701.85 of the ORC. The Objecting Shares held by shareholders who do not become Dissenting Shareholders shall be converted into Wesbanco Common Stock in accordance with Section 6 hereof.

                           SECTION 8

       REPRESENTATIONS, WARRANTIES AND COVENANTS OF AMERICAN
       -----------------------------------------------------
	American represents and warrants to and covenants with Wesbanco and AB, in its own right and with respect to its wholly owned Subsidiary, that:
	8.1	Organization and Qualification of American.  American
is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being
conducted, and neither the ownership of its property nor the conduct of its business requires it or its Subsidiary to be
qualified to do business in any other jurisdiction, except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of
American and its Subsidiary taken as a whole.
	8.2	Authorization of Agreement.  The Board of Directors of
American has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of American as provided in the Articles of Incorporation and Bylaws of American and applicable Ohio law,
American has the corporate power and is duly authorized to merge with AB pursuant to this Agreement, and this Agreement is a
valid and binding agreement of American enforceable in
accordance with its terms, except as enforceability may be
subject to applicable bankruptcy, insolvency, moratorium or
other similar laws affecting the enforcement of creditors'
rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations
thereunder.
	8.3	No Violation of Other Instruments.  Subject to
obtaining any required consent (which consents will be obtained by American prior to Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the Bank Merger and the transactions contemplated hereby will not, violate any provisions of American's Articles of
Incorporation or Bylaws, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree or in the termination of any material license,
franchise, lease or permit to which American or the Subsidiary are a party or by which they are bound.  After the approval of this Agreement by the shareholders of the common stock of
American, the Board of Directors and the shareholders of
American will have taken all corporate action required by
applicable law, the Articles of Incorporation of American, its
Bylaws or otherwise to authorize the execution and delivery of this Agreement and to authorize the Merger of American and AB pursuant to this Agreement.
	8.4	Financial Statements.  American has delivered to
Wesbanco copies of its consolidated statements of condition as of December 31, 1999, 1998 and 1997 and the interim period ended September 30, 2000, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three year period ended December 31, 1999, and the interim
period ended September 30, 2000, together with the notes
thereto, accompanied by an audit report relating to the
financial statements for the three years ended December 31,
1999, of KPMG LLP, Certified Public Accountants.  Such
statements, together with the related notes to all of said
financial statements, present fairly the consolidated financial position of American and the Subsidiary and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally
accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial
statements, including the notes to the financial statements
attached thereto and subject to normal recurring year end adjustments.
	8.5	Subsidiaries of American.  The principal subsidiary
corporation of American is Wheeling National Bank, St.
Clairsville, Ohio, a national banking association.  Such
corporation is duly organized, validly existing, and in good standing under the laws of the United States, and has the
requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted and is currently contemplated to be conducted.
American owns 100% of the issued and outstanding stock of such corporation. All issued and outstanding shares of stock of the Subsidiary have been fully paid, were validly issued and are nonassessable. Its other subsidiaries include American
Bancservices, Inc., American Mortgages, Inc. ("AMI"), American
Banc Leasing and American Bancdata Corp.  American owns 100% of the issued and outstanding stock of such corporations.  American also owns 100% of American Bancorporation Capital Trust 1 (the "Trust") and AMI owns 51% of Premier Mortgage Ltd., a joint venture with H.E.R., Inc. All representations, warranties and covenants of American contained herein apply to such entities unless otherwise disclosed in the American Disclosure Schedule.
	8.6	No Action, Etc.  Except as disclosed in the Disclosure
Schedule of American dated not more than 30 days from the date hereof (the "American Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of American, threatened against or relating to
American, its Subsidiary, their business or any of their
properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any
governmental agency.  There are no suits, actions, proceedings, claims or investigations against American, its Subsidiary, their properties or against any of their officers or directors (in their
capacity as such) in law or in equity or before any
governmental agency which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses, properties or operations of American or its Subsidiary or the ability of American or its Subsidiary to conduct their business as presently conducted or to consummate the transactions contemplated hereby, and American does not know of any basis for any such action or proceeding.
Except as disclosed in the American Disclosure Schedule,
American and its Subsidiary are not parties or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts their operations or requires any action, and neither American nor its Subsidiary is transacting business in material violation of any applicable law, ordinance, requirement, rule, regulation or order.
	8.7	Capitalization.  The authorized capital stock of
American consists of 6,700,000 shares, consisting of 6,500,000 shares of common stock, without par value, of which 3,129,674 shares are duly authorized, validly issued and outstanding and are fully paid and nonassessable as of the date hereof, and
200,000 shares of preferred stock, par value of $100.00 per
share, none of which are issued or outstanding.  There are no options, warrants, calls or commitments of any kind entitling any person to acquire, or securities convertible into, American
Common Stock, except as provided in the Option Agreement dated the date hereof to be issued in accordance with this Agreement. American has sufficient authorized common stock to issue to
Wesbanco if the Option Agreement dated the date hereof is
exercised by Wesbanco.
	8.8	Copies of All Contracts, Leases, Etc.  American has
furnished, or provided access, to Wesbanco true and complete copies of all material contracts, leases and other agreements to which American is a party or by which it is bound and of all employment,
pension, retirement, stock option, profit sharing,
deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of American and its Subsidiary.  A list of all such documents is set forth in the American Disclosure Schedule, and as updated on the Effective Date.
	8.9	Materially Adverse Contracts.  Neither American nor
its Subsidiary is a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which is materially adverse, materially onerous or materially harmful to American and its Subsidiary taken as a whole.  There is no breach or default by any party of or with respect to any
material provision of any material contract to which American or its Subsidiary are a party that would have a material adverse effect upon the financial condition, operations, results of operations, business or prospects of American and its Subsidiary taken as a whole.
	8.10	Undisclosed Liabilities. American and its Subsidiary
have no material liabilities other than those liabilities
disclosed on or provided for in the financial statements
delivered pursuant to Section 8.4 hereof, or as disclosed in the American Disclosure Schedule attached hereto and made a part hereof.
	8.11	Title to Properties.  Except for capitalized leases,
liens and encumbrances not material to the property, liens and encumbrances on property acquired by American and its Subsidiary in foreclosure of loans and existing at the time of foreclosure, American and its Subsidiary have good and marketable title to all of the property, interests in properties and other assets, real and personal, set forth in their consolidated balance sheet as of December 31, 1999, and applicable interim period balance sheets or acquired since the date thereof, other than property disposed of since such dates, subject to no material liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheets  or set forth in
the financial statements delivered pursuant to Section 8.4 hereof, and all of their material leases are in full force and effect and neither American nor its Subsidiary is in material default thereunder. No asset included in the financial statements referred to above has been valued in such statements in excess of its cost less depreciation or, in the case of investment securities, in excess of their fair value in accordance with
SFAS No. 115.  All material real and tangible personal property owned by American or its Subsidiary and used or leased by
American or its Subsidiary in their business is in good
condition, normal wear and tear excepted, and is in good
operating order.  All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the States of West Virginia,
Ohio and Pennsylvania.
	8.12	Proxy Statement.  The Proxy Statement referred to in
Section 14 or any amendment or supplement thereto mailed to the holders of the common stock of American will not contain any untrue statement of a material fact concerning American or omit to state a material fact concerning American required to be
stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to American, and will comply, as to form in all material respects, with the requirements of the United States and Ohio securities laws and any other
applicable Blue Sky Laws.
	8.13	ERISA.  Except as disclosed in the American Disclosure
Schedule, (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of American, or its Subsidiary, (hereinafter collectively referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the Internal Revenue

Code ("IRC") applicable thereto; (ii) no event
reportable under Section 4043 of ERISA has occurred and is
continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for
premiums due and payable, and all premiums required to have been paid to PBGC as of the date hereof have and as of the Effective
Date will have been paid; (iv) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) no Plan is a multi-employer Plan; (vi)
there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of
employees who are participants under any plan; (vii) each Plan which is an employee pension plan meets the requirements of
"qualified plans" under Section 401(a) of the IRC; (viii) no accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA has been incurred with
respect to any Plan subject to the funding standards of those provisions; (ix) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the IRC, and there are no actions, suits or
claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (x) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary
Plan Descriptions) have been appropriately filed or distributed with respect to each Plan.
	8.14	Exchange Act Reports.  American has delivered to
Wesbanco true and correct copies of its Form 10-K (Annual
Report) for the year ended December 31, 1999, and its Form 10-Q (Quarterly Report) for the quarter ended September 30, 2000, as filed with the SEC, all of which were prepared and filed in
accordance with the applicable requirements and regulations of the SEC.  American has also delivered to Wesbanco true and
correct copies of all documents and reports filed by American with the SEC pursuant to the Exchange Act since January 1, 2000
(the "American Reports").  American has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Exchange Act in a timely manner.
All of the American Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not
misleading in light of the circumstances under which they were made.
	8.15	Labor Disputes.  Neither American nor its Subsidiary
is directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely affect their financial condition, assets, businesses or operations
taken as a whole.  No collective bargaining representatives
represent any employees of American or the employees of its Subsidiary, and no petition for election of any collective bargaining representative has been filed and to the knowledge of American and its Subsidiary no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of the employees of American or its Subsidiary.
	8.16	Reserve for Possible Loan Losses.  The reserve for
possible loan losses shown on the consolidated balance sheets of American and its Subsidiary as of December 31, 1999, and the
interim period ending September 30, 2000, delivered pursuant to this Agreement, which financial statements are attached to the American Disclosure Schedule, are adequate in all material respects as of the respective dates thereof.
	8.17	Taxes.  Except as disclosed in the American Disclosure
Schedule:

	(a)	American and its Subsidiary have timely
     and properly filed all Federal Income Tax Returns
     and all other federal, state, municipal and other
     tax returns which they are required to file,
     either on their own behalf or on behalf of their
     employees or other persons or entities, all such
     returns and reports being true and correct and
     complete in all material respects, and have paid
     all taxes, including penalties and interest, if
     any, which have become due pursuant to such
     returns or reports or forms or pursuant to
     assessments received by them;
        (b)     Neither the Internal Revenue Service nor
     any other taxing authority is now asserting
     against American or its Subsidiary, or, to its
     knowledge, threatening to assert against them, or
     any of them, any material deficiency or claim for
     additional taxes, interest or penalty;
	(c)	There is no pending or, to its
     knowledge, threatened examination of the Federal
     Income Tax Returns of American or its Subsidiary,
     and, except for tax years still subject to the
     assessment and collection of additional Federal
     income taxes under the three year period of
     limitations prescribed in IRC Section 6501(a), no
     tax year of American or its Subsidiary remains
     open to the assessment and collection of
     additional material Federal Income Taxes; and
	(d)	There is no pending or, to its
     knowledge, threatened examination of the Ohio
     Franchise Tax Returns of American or its
     Subsidiary, and, except for tax years still subject to the assessment and collection of additional Franchise Taxes under the applicable period of

<APGE>  22

     limitations prescribed in the ORC, no
     tax year of American or its Subsidiary remains
     open to the assessment and collection of
     additional Ohio Franchise Taxes.
 	(e)	American, and its Subsidiary, have
     properly accrued and reflected on their December 31,
     1999, consolidated balance sheet, delivered
     pursuant to Section 8.4 hereof, and have
     thereafter to the date hereof properly accrued,
     and will from the date hereof through the Closing
     Date properly accrue, all liabilities for taxes
     and assessments, and will timely and properly file
     all such federal, state, local and foreign tax
     returns and reports and forms which they are
     required to file, either on their own behalf or on
     behalf of their employees or other persons or
     entities, all such returns and reports and forms
     to be true and correct and complete in all
     respects, and will pay or cause to be paid when
     due all taxes, including penalties and interest,
     if any, which have become due pursuant to such
     returns or reports or forms or pursuant to
     assessments received by them, all such accruals
     being in the aggregate sufficient for payment of
     all such taxes and assessments.
	8.18	Absence of Certain Changes.  Except as may be
disclosed in the American Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since December 31, 1999:
	(a)	There has been no change in the material
     assets, financial condition or liabilities
     (contingent or otherwise), business, or results of operations of American and its Subsidiary which has had, or changes which
     in the aggregate have had, a materially adverse effect
     on such material assets, financial condition or results of operations of American and its Subsidiary taken as a whole, nor to their knowledge, has any event or
     condition occurred which may result in such change
     or changes;
	(b)	There has not been any material damage,
     destruction or loss by reason of fire, flood,
     accident or other casualty (whether insured or not
     insured) materially and adversely affecting the
     assets, financial condition, business or
     operations of American or its Subsidiary taken as
     a whole;
	(c)	Other than in the ordinary course of
     business, neither American nor its Subsidiary has
     disposed of, or agreed to dispose of, any of their
     material properties or assets, nor have they
     leased to others, or agreed to so lease, any of
     such material properties or assets;
	(d)	There has not been any change in the
     authorized, issued or outstanding capital stock of
     American except as provided for in this Agreement,
     or any material change in the outstanding debt of
     American or its Subsidiary, other than changes due
     to payments in accordance with the terms of such
     debt or changes in deposits, Federal funds
     purchased, repurchase agreements or other short-
     term borrowings in the ordinary course of
     business;
	(e)	Except as otherwise disclosed in this
     Agreement, American has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;

	(f)	American and its Subsidiary have, and
     shall have at Closing, personnel sufficient to
     adequately staff all key positions within their
     respective operations.  Other than as disclosed by
     American, there has not been any material increase
     in the compensation or fees payable by American or
     its Subsidiary to their respective directors or
     officers for services in their capacities as such,
     other than increases in the regular course of
     business in accordance with past practices or the
     personnel policies of American or its Subsidiary,
     respectively, nor any material increase in
     expenditures for any bonus, insurance, pension or
     other employee benefit plan, payment or
     arrangement for or with any of such directors or
     officers other than increases in the regular
     course of business in accordance with past
     practices or the personnel policies of American or
     its Subsidiary;
	(g)	Neither American nor its Subsidiary has
     made any material loan or advance other than in
     the ordinary course of business;
        (h)     Neither American nor its Subsidiary has
     made any expenditure or major commitment for the
     purchase, acquisition, construction or improvement
     of any material asset or assets which in the
     aggregate would be material other than in the
     ordinary course of business;
	(i)	Neither American nor its Subsidiary has
     entered into any other material transaction,
     contract or lease or incurred any other material
     obligation or liability other than in the ordinary
     course of business;
	(j)	There has not been any other event,
     condition or development of any kind which
     materially and adversely affects the
     material assets, financial condition or results of
     operations of American or its Subsidiary, taken as
     a whole, and neither American nor its Subsidiary
     has knowledge of any such event, condition or
     development which may materially and adversely
     affect the assets, financial condition or results
     of operations of American and its Subsidiary,
     taken as a whole.
	8.19	Fidelity Bonds.  The Subsidiary has continuously
maintained a fidelity bond insuring it against acts of
dishonesty by its officers and employees in such amounts as are required by law and as are customary, usual and prudent for a bank of its size.  Since January 1, 2000, there have been no claims under such bond and, except as disclosed in the American Disclosure Schedule, neither American nor its Subsidiary is aware of any facts which would form the basis of a claim under such bonds.  Neither American nor its Subsidiary has any reason to believe that its fidelity coverage will not be renewed by the applicable carrier on substantially the same terms as its existing coverage.
	8.20	Negative Covenants.  Except as otherwise contemplated
hereby, between the date hereof and the Effective Date, or the time when this Agreement terminates as provided herein, American will not, except as contemplated by this Agreement, without the prior written approval of Wesbanco:
	(a)	Make any change in its authorized capital stock;
	(b)	Issue any shares of its common stock,
     securities convertible into its common stock, or
     any long term debt securities;
	(c)	Issue or grant any options, warrants or
     other rights to purchase shares of its common stock;

	(d)	Declare or pay any dividends or other
     distributions on any shares of common stock other
     than its regular quarterly dividend of fifteen
     cents ($.15) per share consistent with past
     practice.
	(e)	Purchase or otherwise acquire, or agree
     to acquire, for a consideration any share of its
     capital stock (other than in a fiduciary capacity);
	(f)	Except as otherwise contemplated by this
     Agreement or as disclosed in or permitted by or
     under the conditions set forth in Section 8.18(f)
     above and except for any amendments required by
     law, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan in respect of any of its
     directors, officers or other employees for
     services in their capacities as such or materially increase its contribution to any pension plan, except as disclosed in the American Disclosure
     Schedule, regarding pension or retirement plans or increases in accordance with past practices;
	(g)	Take any action materially and adversely
     affecting the financial condition (present or prospective), businesses, properties or operations of American or its Subsidiary, taken as a whole;
        (h)     Acquire or merge with any other company
     or acquire any branch or, other than in the
     ordinary course of business, any assets of any
     other company;
	(i)	Except in the ordinary course of
     business as heretofore conducted, and except as hereinabove provided, mortgage, pledge or subject to a lien or any other encumbrance any of its
     material assets, dispose  of any of its material
     assets, incur or cancel any material debts or
     claims, or increase any compensation or benefits
     payable to its officers or employees (other than
     as permitted in Sections 8.18(f) and 8.20(f)
     hereof), except in the ordinary course of business
     as heretofore conducted, or take any other action
     not in the ordinary course of its business as
     heretofore conducted or incur any material
     obligation or enter into any material contract; or
        (j)     Amend its Articles of Incorporation or
     Bylaws, except as may be necessary to carry out
     this Agreement or as required by law.
	8.21	Additional Covenants.  Except as otherwise
contemplated by this Agreement, American covenants and agrees:
	(a)	That it will promptly advise Wesbanco in
     writing of the name and address of, and the number
     of shares of American stock held by, each
     stockholder who elects to exercise his or her
     appraisal rights pursuant to Section 1701.85 of
     the ORC;
	(b)	Subsequent to the date of this Agreement
     and prior to the Effective Date, that it will
     operate its business only in the ordinary course
     and in a manner consistent with past practice;
        (c)     To the extent consistent with the
     fiduciary duties of the Board of Directors to
     American and its shareholders and in compliance
     with applicable law, that it will use its best
     efforts to take or cause to be taken all action
     required under this Agreement on its part to be
     taken as promptly as
     practicable so as to permit the consummation of
     the Merger at the earliest possible date and to
     cooperate fully with the other parties to that end;
	(d)	American will not, and will not permit
     any person acting on behalf of American or its Subsidiary to, directly or indirectly, initiate or solicit any acquisition proposal by any person, corporation or entity. For the purposes of this subsection, "acquisition proposal" means any proposal to merge or consolidate with, or acquire all or any substantial portion of the assets of, American or its Subsidiary, or any tender or exchange offer (or proposal to make any tender or exchange offer) for any shares of stock of American, or any proposal to acquire more than 5% of the outstanding shares of stock of American or any options, warrants or rights to acquire, or securities convertible into or exchangeable for, more than 5% of the outstanding shares of stock of American. Notwithstanding the provisions of this Subsection (d), American shall not be prohibited from furnishing information to, or entering into discussions, negotiations or an agreement with, any person or entity which makes an unsolicited acquisition proposal if and to the extent that (i) the Board of Directors of American, after consultation with and based on the advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of American under applicable law and
     (ii) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, American provides immediate written notice to Wesbanco of such action;

	(e)	To promptly advise Wesbanco of any
     material adverse change in the financial
     condition, assets, businesses or operations of
     American or its Subsidiary, taken as a whole, or
     any material changes or inaccuracies in data
     provided to Wesbanco pursuant to this Agreement;
	(f)	To maintain in full force and effect its
     and its Subsidiary's present fire, casualty,
     public liability, employee fidelity and other
     insurance coverages or replacement insurance
     coverage at substantially the same premium and
     insurance levels;
	(g)	To cooperate with Wesbanco in furnishing
     such information concerning the business and
     affairs of American, its Subsidiary and their
     respective directors and officers as is reasonably
     necessary or requested in order to prepare and
     file any application for regulatory or
     governmental approvals, including, but not limited
     to, an application to the Federal Reserve Board
     and the West Virginia Department of Banking for
     prior approval of the acquisition of American by
     Wesbanco as contemplated hereunder.  Consistent
     with its fiduciary duties, American will use its
     best efforts to obtain the approval or consent of
     any federal, state or other regulatory agency
     having jurisdiction and of any other party to the
     extent that such approvals or consents are
     required to effect the Merger and the transactions
     contemplated hereby or are required with respect
     to the documents described in Section 8.3 hereof; and
	(h)	To cooperate with Wesbanco in furnishing
     such information concerning the business of
     American and its Subsidiary as is reasonably
     necessary or requested in order to prepare and
     file any Proxy Statement to be prepared in
     connection with the Merger as provided in Section
     14 hereof.
	8.22	Repurchase Agreements.  With respect to any agreement
pursuant to which American or its Subsidiary have purchased securities subject to an agreement to repurchase, American and its Subsidiary have a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
	8.23	Risk Management Instruments.  All material interest
rate swaps, caps, floors, option agreements, mortgage backed securities, futures and forward contracts and other similar risk management arrangements, whether entered into for American's or Subsidiary's own account, or for the account of one or more of its customers, were entered into (A) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (B) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of American or its Subsidiary, enforceable in accordance with its terms, and is in full force and effect. American and its Subsidiary are not, nor to American's knowledge is any other party thereto, in breach of any of its obligations under any such agreement or arrangement.

                        SECTION 9

  REPRESENTATIONS, WARRANTIES AND COVENANTS OF WESBANCO AND AB
  ------------------------------------------------------------
	Wesbanco and AB represent and warrant to American and
covenant with American that:
	9.1	Corporate Organization of Wesbanco and Subsidiaries.
Wesbanco is, and upon execution hereof AB will be, a corporation duly organized, validly existing and in good
standing under the laws of the State of West Virginia, with full corporate power and authority to carry on its business as it is now being conducted and as contemplated by the Agreement and to own the properties and assets which it owns, and neither the ownership of its property nor the conduct of its business requires it, or any of its subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco and its subsidiaries taken as a whole.  Each of Wesbanco's subsidiaries ("Wesbanco Subs"), other than AB, is a West Virginia, Ohio or Delaware
corporation, duly organized and validly existing in good
standing under the laws of Ohio, Delaware or West Virginia, as the case may be, with full corporate power and authority to
carry on its business as it is now being conducted and to own the properties and assets which it owns.  All issued and
outstanding shares of stock of AB and the Wesbanco Subs are
held, beneficially and of record, by Wesbanco and have been or, as to AB, on the date of its execution hereof, will have been, fully paid, were validly issued and are nonassessable.  There are no options, warrants to purchase or contracts to issue, or contracts or any other rights entitling anyone to acquire, any other stock of AB or any of the Wesbanco Subs or securities
convertible into shares of stock of AB or any of the Wesbanco
Subs.
	9.2	Authorization of Agreement.  The Board of Directors of
Wesbanco has authorized the execution of this Agreement as set forth herein, and, subject to the approval of this Agreement by the shareholders of Wesbanco, Wesbanco has the corporate power and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein, pursuant to this Agreement, and this Agreement is a valid and binding
agreement of Wesbanco enforceable in accordance with its terms, except as enforceability may be subject to
applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.  Upon execution hereof by AB and Bank and subject to the approval hereof by
Wesbanco as their sole shareholder, AB and Bank have the
corporate power to execute and deliver this Agreement and have taken all action required by law, their Articles of
Incorporation, their Bylaws or otherwise to authorize and
approve such execution and delivery, the performance of the
Agreement, the Merger, the Bank Merger and the consummation of the transactions contemplated hereby; and this Agreement is a valid and binding agreement of AB and Bank enforceable in
accordance with its terms, except as enforceability may be
subject to applicable bankruptcy, insolvency, moratorium or
other similar laws affecting the enforcement of creditors'
rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations
thereunder.
	9.3	Transfer of Securities to Exchange Agent Prior to, or
as of the Closing Date.  Prior to, or at the Closing Date,
Wesbanco will deliver to the Exchange Agent, for the benefit of the shareholders of American, an amount of common stock and cash sufficient to meet the necessary amount of securities and cash into which such common stock shall have been converted pursuant to Section 6.
	9.4	No Violation of Other Instruments.  Subject to
obtaining any required consents (which consents will be obtained by Wesbanco prior to the Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the Bank Merger and the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or
Bylaws of Wesbanco or any of the Wesbanco Subs or any provision of, or result in the acceleration of any obligation under, any material mortgage, Deed of Trust, note, lien, lease,
franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree, or in the termination of any material license, franchise, lease or permit, to which Wesbanco or any of the Wesbanco Subs, is a party or by which they are bound.
	9.5	Application for AB.  Wesbanco shall cause to be filed
with the West Virginia Secretary of State an application to
organize and incorporate AB as a West Virginia corporation, in accordance with the provisions of the West Virginia Code, and upon the approval of such application and the issuance of a
Certificate of Incorporation for AB by the Secretary of State of
West Virginia, Wesbanco shall cause AB and Bank to execute and enter into this Agreement and cause AB and Bank to take such action as is provided in this Agreement on their part to be
taken.
	9.6	Good Faith.  Wesbanco shall use its best efforts in
good faith to take or cause to be taken all action required
under this Agreement on its part to be taken as promptly as
practicable so as to permit the consummation of this Agreement at the earliest possible date and cooperate fully with the other parties to that end.
	9.7	Exchange Act Reports.  Wesbanco has delivered to
American true and correct copies of its Form 10-K (Annual
Report) for the year ended December 31, 1999, and its Form 10-Q
(Quarterly Report) for the quarter ended September 30, 2000, as filed with the SEC, all of which were prepared and filed in
accordance with the applicable requirements and regulations of the SEC.  Wesbanco has also delivered to American true and
correct copies of all documents and reports filed by Wesbanco with the SEC pursuant to the Exchange Act since January 1, 2000
(the "Wesbanco Reports").  Wesbanco has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Exchange Act in a timely manner.
All of the Wesbanco Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material
fact necessary to make the statements therein not
misleading in light of the circumstances under which they were made.
	9.8	Subsidiaries of Wesbanco.  In addition to AB, the
subsidiaries of Wesbanco are Wesbanco Bank, Inc., a West
Virginia banking corporation, CBI Corporation, a West Virginia corporation, Vandalia National Corporation, a Delaware corporation, Wesbanco Securities, Inc., an Ohio corporation,
Wesbanco Insurance Services, a West Virginia corporation,
Hometown Finance Company, a West Virginia corporation, and FBI Corporation, a West Virginia corporation. All have the requisite corporate power and authority to own and lease their respective properties and to conduct their respective businesses as they are now being conducted and are currently contemplated to be conducted.  Wesbanco owns 100% of the issued and
outstanding stock of all such corporations.
	9.9	Registered Bank Holding Company.  Wesbanco is a duly
registered bank holding company under the Bank Holding Company
Act of 1956, as amended.
	9.10	Authority to Issue Shares.  The shares of common stock
to be issued by Wesbanco pursuant to this Agreement will be duly authorized by all necessary corporate action at the time the
Merger is consummated.  When issued upon the terms and
conditions specified in this Agreement, such shares shall be validly issued, fully paid and nonassessable.  The shareholders of Wesbanco have, and will have, no preemptive rights with
respect to the issuance of the shares of Wesbanco to be issued in the transaction contemplated in this Agreement.
	9.11	Financial Statements.  Wesbanco has delivered to
American copies of its consolidated balance sheets as of
December 31, 1997, 1998 and 1999 and the interim period ended
September 30, 2000, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three (3) year period ended December 31, 1999, and the interim period ended September 30, 2000, together with the notes
thereto, accompanied by an audit report of Ernst & Young LLP, independent auditors.  Such statements and the related notes to all of said financial statements, present fairly the
consolidated financial position of Wesbanco and its consolidated subsidiaries and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached
thereto, and subject to normal recurring year end adjustments.
	9.12	No Action, Etc.  Except as disclosed in the Wesbanco
Disclosure Schedule, dated not more than 30 days from the date hereof (the "Wesbanco Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of Wesbanco pending or threatened, against or relating to Wesbanco, its subsidiaries, its businesses or any of its
properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any
governmental agency.  There are no suits, actions, proceedings, claims or investigations against or relating to Wesbanco, its subsidiaries, its businesses, its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency, which,
individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective),
businesses, properties or operations of Wesbanco or its
subsidiaries or the ability of Wesbanco or its subsidiaries to conduct its business as presently conducted or consummate the transaction contemplated hereby, and Wesbanco does not know of any basis for any such action
or proceeding.  Neither Wesbanco nor any of its subsidiaries are a party or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts its operations or requires any action and neither Wesbanco nor any of its subsidiaries are transacting business in material violation of any applicable law, ordinance, requirement, rule, order or regulation.
	9.13	Capitalization.  The authorized capital stock of
Wesbanco consists of 50,000,000 shares of common stock, par
value of $2.0833 per share, of which 18,727,118 shares are duly authorized, validly issued and outstanding (as of September 30,
2000) and are fully paid and nonassessable, and 1,000,000 shares of preferred stock, without par value, none of which are issued or outstanding.  There are no options, warrants, calls or
commitments of any kind entitling any person to acquire, or
securities convertible into, Wesbanco Common Stock, except as disclosed on the Wesbanco Disclosure Schedule.  Wesbanco has also executed an Agreement and Plan of Merger with Freedom
Bancshares, Inc. dated December 29, 2000, which provides for the issuance of up to an additional 490,200 shares.
	Upon execution hereof by AB, the authorized capital stock
of AB consists of 100 shares of common stock, par value of
$25.00 per share, all of which such shares will be duly
authorized and validly issued and outstanding and will be fully paid and nonassessable.  There are no options, warrants, calls or commitments of any kind relating to, or securities
convertible into AB Common Stock.
	9.14	Undisclosed Liabilities.  Wesbanco and the Wesbanco
Subs have no material liabilities other than those liabilities disclosed on or provided for in the financial statements delivered pursuant to Section 9.11 of this Agreement, or on the Wesbanco Disclosure Schedule.

	9.15	Title to Properties.  Except for capitalized leases
and liens and encumbrances not material to the property and
liens and encumbrances on property acquired by Wesbanco Subs in foreclosure of loans and existing at the time of foreclosure, Wesbanco and its subsidiaries have good and marketable title to all of the property, interest in properties and other assets, real or personal, set forth in its consolidated balance sheet as of December 31, 1999, and applicable interim periods, or
acquired since that date, subject to no material liens,
mortgages, pledges, encumbrances, or charges of any kind except liens reflected on said balance sheets, and all of its leases are in full force and effect and neither Wesbanco nor any of its subsidiaries is in material default thereunder. No asset included in the financial statements referred to above has been valued in such statements in excess of cost less depreciation or, in the case of investment securities, in excess of their fair value in accordance with SFAS No. 115.  All real and
tangible personal property owned by Wesbanco or its subsidiaries and used or leased by Wesbanco or its subsidiaries, or for its business is in good condition, normal wear and tear excepted, and is in good operating order. All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the States of West Virginia and Ohio.
	9.16	Registration Statement.  The Registration Statement
referred to in Section 14.2 of this Agreement or any amendment or supplement thereto mailed to the holders of the common stock of American will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Wesbanco, and will comply as to form in all material respects with the requirements of the United
States and West Virginia securities laws and any other applicable Blue Sky laws.

	9.17	ERISA.  Except as disclosed in the Wesbanco Disclosure
Schedule (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of Wesbanco, or any of its subsidiaries, (hereinafter referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the IRC applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable and all premiums required to have been paid to PBGC as of the date hereof have been and as of the Effective Date will have been paid; (iv) other than the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and
Trust Company, Wirt County Bank, First-Tyler Bank & Trust
Company, Brooke National Bank, First National Bank of
Barnesville, Albright National Bank and First Fidelity Bancorp,
Inc., no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) with respect to the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and Trust
Company, Wirt County Bank, First-Tyler Bank & Trust Company,
Brooke National Bank, First National Bank of Barnesville,
Albright National Bank and First Fidelity Bancorp, Inc., all required governmental and regulatory approvals of such terminations have been obtained, all participants in such Plans or their beneficiaries have received single premium annuity contracts or other benefits which will provide those participants or beneficiaries with the retirement income calculated under the terms and conditions of such Plans, all liabilities of such Plans have been paid, released, discharged or merged, and any surplus assets remaining in such Plans after satisfaction of all of its liabilities have been recovered by

Wesbanco or its subsidiaries; (vi) neither Wesbanco nor any of its subsidiaries currently are a participating employer in any multi-employer or multiple employer employee benefit pension plan (including any multi-employer plans as defined in Section 3(37) of ERISA) and, with respect to any multi-employer or multiple employer plan in which Wesbanco or any of its subsidiaries was a participating employer, all contributions due from Wesbanco or any of its subsidiaries to any such multi-employer or multiple employer plan have been timely paid and any additional contributions due on or before the Effective Date shall have been paid; (vii) with respect to any multi-employer pension plan subject to the Multi-Employer Pension Plan Amendments Act of 1980 in which Wesbanco or any of its subsidiaries was a participating employer, neither Wesbanco nor any of its subsidiaries have incurred or will incur any withdrawal liability, complete or partial, under Section 4201, 4203, or 4205 of ERISA, as a consequence of discontinuing participating in such multi-employer pension plan; (viii) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any Plan; (ix) each Plan which is an employee pension plan meets the requirements of "qualified plans" under Section 401(a) of the IRC; (x) no accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (xi) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (xii) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan

Descriptions) have been appropriately filed with the government or distributed to participants with respect to each Plan.
	9.18	Labor Disputes.  Except as disclosed in the Wesbanco
Disclosure Schedule, neither Wesbanco nor any of its
subsidiaries are directly or indirectly involved in or
threatened with any labor dispute, including, without
limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely affect their financial condition, assets,
businesses or operations taken as a whole.  No collective
bargaining representatives represent employees of Wesbanco, AB or the Wesbanco Subs, and no petition for election of any
collective bargaining representative has been filed and, to the knowledge of Wesbanco and its subsidiaries, no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of any Wesbanco, AB or Wesbanco Subs employees.
	9.19	Reserve for Possible Loan Losses.  The reserve for
possible loan losses shown on the consolidated balance sheet of Wesbanco and its subsidiaries as of December 31, 1999, and the interim period ending September 30, 2000, delivered pursuant to this Agreement are adequate in all material respects as of the respective dates thereof.
	9.20	Taxes.  Except as disclosed in the Wesbanco Disclosure
Schedule:
	(a)	Wesbanco and its subsidiaries have
     timely and properly filed all Federal Income Tax
     Returns and all other federal, state, municipal
     and other tax returns which they are required to
     file, either on their own behalf or on behalf of
     their employees or other persons or entities, all
     such returns and reports being true and correct
     and complete in all material respects, and have
     paid all taxes, including penalties and interest,
     if any, which have
     become due pursuant to such
     returns or reports or forms or pursuant to
     assessments received by them;
	(b)	Neither the Internal Revenue Service nor
     any other taxing authority is now asserting
     against Wesbanco or any of its subsidiaries, or,
     to its knowledge, threatening to assert against
     them, or any of them, any material deficiency or
     claim for additional taxes, interest or penalty;
        (c)     There is no pending or, to its
     knowledge, threatened examination of the Federal
     Income Tax Returns of Wesbanco or any of its
     subsidiaries, and, except for tax years still
     subject to the assessment and collection of
     additional federal income taxes under the three-
     year period of limitations prescribed in IRC
     Section 6501(a), no tax year of Wesbanco or any of
     its subsidiaries remains open to the assessment
     and collection of additional material Federal
     Income Taxes; and
	(d)	There is no pending or, to its
     knowledge, threatened examination of the West
     Virginia Business Franchise Tax Returns of
     Wesbanco or any of its subsidiaries, and, except
     for tax years still subject to the assessment and
     collection of additional Business Franchise Taxes
     under the three-year period of limitations
     prescribed in W.Va. Code Annot. Section 11-10-15,
     no tax year of Wesbanco or any of its subsidiaries
     remains open to the assessment and collection of
     additional Business Franchise Taxes.
	(e)	Wesbanco, and its subsidiaries, have
     properly accrued and reflected on their December 31,
     1999, consolidated balance sheet, delivered
     pursuant to Section 9.11 hereof, and have
     thereafter to the date hereof properly accrued,
     and will, from the date hereof, through the
     Closing Date, properly accrue all liabilities for
     taxes and assessments, and will timely and
     properly file all such federal, state, local and
     foreign tax returns and reports and forms which
     they are required to file, either on their own
     behalf or on behalf of their employees or other
     persons or entities, all such returns and reports
     and forms to be true and correct and complete in
     all respects, and will pay or cause to be paid
     when due all taxes, including penalties and
     interest, if any, which have become due pursuant
     to such returns or reports or forms or pursuant to
     assessments received by them, all such accruals
     being in the aggregate sufficient for payment of
     all such taxes and assessments.
	9.21	Absence of Certain Changes.  Except as may be
disclosed in the Wesbanco Disclosure Schedule, or except in
connection with the transactions contemplated by this Agreement, since December 31, 1999:
	(a)	There has been no change in the material
     assets, financial condition, liabilities
     (contingent or otherwise), business or results of operation of Wesbanco and its subsidiaries which has had, or changes in the aggregate which have had, a materially adverse effect on the material assets, financial condition or results of operations of Wesbanco, nor, to its knowledge, has any event or condition occurred which may result in such change or changes;

	(b)	There has not been any material damage,
     destruction, or loss by reason of fire, flood,
     accident or other casualty (whether insured or not
     insured) materially and adversely affecting the
     assets, financial condition, business or
     operations of Wesbanco or any of its subsidiaries
     taken as a whole;
	(c)	Other than in the ordinary course of
     business, neither Wesbanco nor any of its
     subsidiaries have disposed of, or agreed to
     dispose of, any of their material properties or
     assets, nor have they leased to others, or agreed
     to so lease, any of such material properties or
     assets;
	(d)	There has not been any change in the
     authorized, issued or outstanding capital stock of
     Wesbanco, except as provided for in this Agreement
     or as disclosed in the Wesbanco Disclosure
     Schedule, or any material change in the
     outstanding debt of Wesbanco or any of its
     subsidiaries, other than changes due to payments
     in accordance with the terms of such debt or
     changes in deposits, federal funds purchased,
     repurchase agreements or other short-term
     borrowings in the ordinary course of business;
	(e)	Except for the purchases of its common
     stock pursuant to its previously announced stock repurchase programs, Wesbanco has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;

	(f)	Neither Wesbanco nor any of its
     subsidiaries have made any material loan or
     advance other than in the ordinary course of
     business;
	(g)	Neither Wesbanco nor any of its
     subsidiaries has entered into any other material transaction, contract or lease or incurred any other material obligation or liabilities other
     than in the ordinary course of business;
	(h)	Neither Wesbanco nor any of its
     subsidiaries have made any expenditure or major
     commitment for the purchase, acquisition,
     construction or improvement of any material asset
     or assets which in the aggregate would be material
     other than in the ordinary course of business;
        (i)     There have not been any dividends or
     other distributions declared or paid on any shares
     of Wesbanco Common Stock or preferred stock of
     Wesbanco which, taken in the aggregate with all
     other such distributions declared or paid in the
     same tax year, exceed 65% of the after-tax income
     of Wesbanco for the tax year in which paid;
        (j)     Business has been conducted by Wesbanco
     in the ordinary course and in a manner consistent
     with past practice;
	(k)	There has been no change in the Articles
     of Incorporation or Bylaws of Wesbanco which would
     in the reasonable opinion of American  have a
     material adverse effect on the rights of holders
     of Wesbanco Common Stock; and
	(l)	There has not been any other event,
     condition or development of any kind which
     materially and adversely affects the
     material assets, financial condition or results of operations of Wesbanco or any of its subsidiaries, and neither Wesbanco nor any of its subsidiaries
     have knowledge of any such event, condition or
     development which may materially and adversely
     affect the material assets, financial condition or
     results of operations of Wesbanco and its
     subsidiaries.
	9.22	Fidelity Bonds.  Each of the Wesbanco Subs has
continuously maintained fidelity bonds insuring it against acts of dishonesty by each of its officers and employees in such amounts as are required by law and as are customary, usual and prudent for a bank of its size. Since January 1, 2000, there have been no claims under such bonds (except as disclosed in the Wesbanco Disclosure Schedule) and, except as disclosed in writing to American, neither Wesbanco nor any Wesbanco Subs are aware of any facts which would form the basis of a claim under such bonds. Neither Wesbanco nor any Wesbanco Subs have any reason to believe that any fidelity coverage will not be renewed by their carriers on substantially the same terms as the existing coverage.
	9.23	Additional Covenants.  Except as otherwise
contemplated by this Agreement, Wesbanco covenants and agrees:
	(a)	That it will use its best efforts in
     good faith to take, or cause to be taken all action required under this Agreement on its part, or AB's or Bank's part, to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and to cooperate fully with the other parties to that end, and that it will, in all such efforts, give priority to this acquisition of American;

	(b)	To deliver to American all Forms 10-K,
     10-Q and 8-K filed for periods ending after the
     date of this Agreement within seven (7) days after
     the filing of each such report with the SEC;
	(c)	To promptly advise American of any
     material adverse change in the financial
     condition, assets, businesses or operations of
     Wesbanco or any of its subsidiaries, or any
     material changes or inaccuracies in data provided
     to American pursuant to this Agreement or any
     "acquisition proposal" with respect to Wesbanco
     received by Wesbanco;
	(d)	To cooperate with American in furnishing
     such information concerning the business and
     affairs of Wesbanco and its subsidiaries and its
     directors and officers as is reasonably necessary
     or requested in order to prepare and file any
     application for regulatory or governmental
     approvals, including but not limited to an
     application to the Federal Reserve Board and the
     West Virginia Department of Banking for prior
     approval of the acquisition of American by
     Wesbanco as contemplated hereunder.  Wesbanco will
     use its best efforts to obtain the approval or
     consent of any federal, state or other regulatory
     agency having jurisdiction and of any other party
     to the extent that such approvals or consents are
     required to effect the Merger and the transactions
     contemplated hereby or are required with respect
     to the documents described in Section 9.4 hereof;
     and
	(e)	To cooperate with American in furnishing
     such information concerning the business of
     Wesbanco and its subsidiaries as is reasonably
     necessary or requested in order to prepare any
     Proxy Statement to be prepared in connection with
     the Merger.
	9.24	Authority to Issue Shares.  The shares of common stock
of Wesbanco to be issued pursuant to this Agreement will be duly authorized at the time the Merger is consummated. When issued upon the terms and conditions specified in this Agreement, such shares shall be validly issued, fully paid, and nonassessable.
The shareholders of Wesbanco have, and will have, no preemptive rights with respect to the issuance of the shares of Wesbanco to be authorized and issued in the transaction contemplated in this
Agreement.
	9.25	Repurchase Agreements.  With respect to any agreement
pursuant to which Wesbanco or the Wesbanco Subs have purchased securities subject to an agreement to repurchase, Wesbanco and the Wesbanco Subs have a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
	9.26	Risk Management Instruments.  All material interest
rate swaps, caps, floors, option agreements, mortgage backed securities, futures and forward contracts and other similar risk management arrangements, whether entered into for Wesbanco's or the Wesbanco Subs' own account, or for the account of one or more of its customers, were entered into (A) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (B) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Wesbanco or the Wesbanco Subs enforceable in accordance with its terms, and is in full force and effect.

Wesbanco and the Wesbanco Subs are not, nor to Wesbanco's knowledge is any other party thereto, in breach of any of its obligations under any such agreement or arrangement.

                            SECTION 10

                          INVESTIGATION
                          -------------
	Subject to the conditions set forth in this Section 10, prior to the Effective Time, Wesbanco and American may directly and through their representatives, make such investigation of the assets and business of Wesbanco and American and their subsidiaries as each deems necessary or advisable. Wesbanco and American and their representatives, including, without limitation, their accountants and investment advisors, shall have, at reasonable times after the date of execution by Wesbanco and American hereof, full access to the premises and to all the property, documents, material contracts, books and records of each, and its subsidiaries, and to all documents, information and working papers concerning each held by such party's accountants, without interfering in the ordinary course of business of such entity, and the officers of each will furnish to the other such financial and operating data and other information with respect to the business and properties of each other and their subsidiaries as each shall from time to time reasonably request; provided, however, that neither party shall be required to give such access or information to the other party to the extent that it is prohibited therefrom by rule, regulation, or order of any regulatory body, and further provided that confidential information of individual banking customers shall not be photocopied or removed from the premises of such institution. All data and information received by Wesbanco and its authorized representatives from American and by American and its authorized representatives from Wesbanco shall be held in strict confidence by such party and its authorized representatives, and neither party nor its authorized representatives will use such data or information or disclose the same to others except with the written permission of the other party.

                              SECTION 11

            NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES
            ----------------------------------------------
	The representations and warranties included or provided herein shall not survive the Effective Date.

                              SECTION 12

         CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE
         -----------------------------------------------------
	12.1	Conditions Precedent of Wesbanco and American.  The
consummation of this Agreement by Wesbanco and American and the Merger is conditioned upon the following:
	(a)	The shareholders of American, Wesbanco,
     AB and Bank shall have approved this Agreement by
     such vote as required by law;
	(b)	The West Virginia Banking Board (i)
     shall have granted its final approval of the
     incorporation and organization of AB as a West
     Virginia corporation, the Merger and the Bank
     Merger and (ii) shall not, within 120 days from
     the date of Wesbanco's submission to the Banking
     Board pursuant to West Virginia Code Section 31A-
     8A- 4(a), have entered an order disapproving the
     acquisition of American by Wesbanco pursuant to
     this Agreement;
	(c)	The Secretary of State of West Virginia
     shall have issued a Certificate of Incorporation
     for AB;
	(d)	The Board of Governors of the Federal
     Reserve System shall have approved the application of Wesbanco to acquire American; the

     Merger of AB pursuant to this Agreement; and the merger of the Subsidiary with and into the Bank;
	(e)	The Registration Statement of Wesbanco
     shall be effective on the date of the Closing and
     all post-effective amendments filed shall have
     been declared effective or shall have been
     withdrawn by that date.  No stop orders suspending
     the effectiveness thereof shall have been issued
     which remain in effect on the date of the Closing
     or shall have been threatened, and no proceedings
     for that purpose shall, before the Closing, have
     been initiated or, to the knowledge of Wesbanco,
     threatened by the SEC.  All state securities and
     "Blue Sky" permits or approvals required (in the
     opinion of Wesbanco and American to carry out the
     transaction contemplated in this Agreement) shall
     have been received.
	(f)	No order to restrain, enjoin or
     otherwise prevent the consummation of the
     transactions contemplated in this Agreement shall
     have been entered by any court or administrative
     body which remains in effect on the date of the
     Closing.
	(g)	Wesbanco, American, AB and Bank shall
     have received, in form and substance satisfactory
     to Wesbanco's and American's counsel, all
     consents, federal, state, governmental, regulatory
     and other approvals and permissions, and the
     satisfaction of all the requirements prescribed by
     law which are necessary to the carrying out of the
     transactions contemplated hereby shall have been
     procured, including the filing of an effective
     Registration Statement with the Securities and
     Exchange Commission and
     in addition, Wesbanco and American shall have received
     any and all consents required with respect to the documents described pursuant to Section 8.3 and Section 9.4 hereof;
	(h)	All delay periods and all periods for
     review, objection or appeal of or to any of the
     consents, approvals or permissions required with
     respect to the consummation of the Merger and the
     Bank Merger and this Agreement shall have expired;
	(i)	Unless waived by Wesbanco and American,
     the holders of not more than ten percent (10%) of the outstanding common stock of American shall have made written demand for the fair cash value in accordance with ORC, not have voted in favor of the Agreement at the special meeting of American shareholders referred to in Section 14.1 hereof and have otherwise exercised such dissenters' rights pursuant to Section 1701.85 of the ORC;
        (j)     On or before the Closing Date, there
     shall have been received from the Internal Revenue
     Service a ruling or rulings, or, at the option of American, in lieu thereof, an opinion from counsel for American substantially to the effect that for Federal Income Tax purposes:
             (i)     The statutory merger of
         American with AB and the statutory
         merger of the Subsidiary with Bank will
         each constitute a reorganization within
         the meaning of Section 368(a)(1) of the
         Internal Revenue Code of 1986 ("IRC"),
         and Wesbanco, American, AB and Bank
         will each be a "party to a
         reorganization" as defined in IRC
         Section 368(b);

             (ii)    No gain or loss will be
         recognized by Wesbanco, American, AB or
         Bank as a result of the transactions
         contemplated in the Agreement;

             (iii)   No gain or loss will be
         recognized by the shareholders of
         American as a result of their exchange
         of American's Common Stock for
         Wesbanco's Common Stock, except to the
         extent any shareholder receives cash in
         lieu of a fractional share or as a
         dissenting shareholder;

             (iv)    The holding period of the
         Wesbanco Common Stock received by each
         holder of American Common Stock will
         include the period during which the
         stock of American surrendered in
         exchange therefor was held, provided
         such stock was a capital asset in the
         hands of the holder on the date of
         exchange; and

             (v)     The Federal Income Tax basis
         of the Wesbanco Common Stock received
         by each holder of American Common Stock
         will be the same as the basis of the
         stock exchanged therefore.

	(k)	No action, proceeding, regulation or
     legislation shall have been instituted before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, the Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Wesbanco or American would make it inadvisable to consummate such transactions (it being understood and agreed that a written request by governmental authorities for information with respect to the Merger or the Bank Merger may not be deemed by either party to be a threat of material litigation or proceeding, regardless of whether such request is received before or after execution of the Agreement).

        (l)     The approvals referred to in
     subparagraphs (b) and (d) of Subsection 12.1
     herein shall not have required the divestiture or
     cessation of any significant part of the present
     operations conducted by Wesbanco, American or any
     of their subsidiaries, and shall not have imposed
     any other condition, which divestiture, cessation
     or condition Wesbanco reasonably deems to be
     materially disadvantageous or burdensome.
	12.2	Conditions Precedent of Wesbanco.  The consummation of
this Agreement by Wesbanco and the Merger is also conditioned upon the following:
	(a)	Unless waived by Wesbanco, the
     representations and warranties of American
     contained in this Agreement shall be correct on
     and as of the Effective Date with the same effect
     as though made on and as of such date, except for
     representations and warranties expressly made only
     as of a particular date and except for changes
     which have been consented to by Wesbanco or which
     are not, in the aggregate, material and adverse,
     to the financial condition, businesses, properties
     or operations of American and its Subsidiary taken
     as a whole, or which are the result of expenses or
     transactions contemplated or permitted by the
     Agreement; and American shall have performed in
     all material respects all of its obligations and
     agreements hereunder theretofore to be performed
     by it; and Wesbanco and AB shall have received on
     the Effective Date an appropriate certificate (in
     affidavit form) dated the Effective Date and
     executed on behalf of American by one or more
     appropriate executive officers of American to the
     effect that such officers have no knowledge of the
     nonfulfillment of the foregoing condition;
	(b)	Opinion of American Counsel.  An opinion
     of Robert P. Fitzsimmons, counsel for American, shall have been delivered to Wesbanco, dated the Closing Date, and in form and substance satisfactory to Wesbanco and its counsel, to the effect that:
             (i)     American is a corporation
          duly organized, validly existing and in
          good standing under the laws of the
          State of Ohio and has the full
          corporate power and authority to own
          all of its properties and assets and to
          carry on its business as it is now
          being conducted, and neither the
          ownership of its property nor the
          conduct of its business requires it, or
          its Subsidiary, to be qualified to do
          business in any other jurisdiction
          except where the failure to be so
          qualified, considering all such cases
          in the aggregate, does not involve a
          material risk to the business,
          properties, financial position or
          results of operations of American and
          its Subsidiary, taken as a whole.

             (ii)    American has the full
          corporate power to execute and deliver
          the Agreement.  All corporate action of
          American required to duly authorize the
          Agreement and the actions contemplated
          thereby has been taken, and the
          Agreement is valid and binding on
          American in accordance with its terms,
          subject, as to the enforcement of
          remedies, to applicable bankruptcy,
          insolvency, reorganization, fraudulent
          conveyance, receivership, moratorium,
          or other similar laws affecting the
          enforcement of creditors' rights
          generally from time to time in effect,
          whether state or federal; subject to
          application of the public policy of the
          State of West Virginia; and subject to
          any equitable principles limiting the
          right to obtain specific performance of
          certain obligations thereunder, whether
          such enforcement is considered in a
          proceeding in equity or at law.

             (iii)   All shares of common
          stock of American issued and
          outstanding as of the Effective Date
          are duly authorized, validly issued,
          fully paid and nonassessable.

             (iv)    The consummation of the
          Merger and the Bank Merger contemplated
          by the Agreement will not violate any
          provision of American's or the
          Subsidiary's Articles of Incorporation
          or Bylaws, or violate any provision of,
          or result in the acceleration of any
          material obligation under, any material
          mortgage, loan agreement, order,
          judgment, law or decree known to such
          counsel to which American is a party or
          by which it is bound and will not
          violate or conflict with any other
          material restriction of any kind or
          character known to such counsel to
          which American is subject, which would
          have a materially adverse effect on the
          assets, business or operations of
          American, taken as a whole.

             (v)     American's Subsidiary is a
          national banking association and is
          duly organized, validly existing and in
          good standing under the laws of the
          United States, and it has the requisite
          corporate power and authority to own
          and lease its properties and to conduct
          its business as it is now being
          conducted.  To the best of such
          counsel's knowledge American owns 100%
          of the issued and outstanding stock of
          such corporation.

             (vi)    To the best of such counsel's
          knowledge, as of the date hereof
          neither American nor its Subsidiary was
          involved in any litigation against them
          (with possible exposure of $100,000.00
          or more), pending or threatened.

	(c)	Jeremy C. McCamic and Paul W. Donahie
     shall have resigned as officers of American and
     its Subsidiary, which resignations shall be dated
     as of the Closing Date, shall have each executed
     severance plan clarification agreements in form
     and substance satisfactory to Wesbanco and have
     executed Consulting Agreements in form and
     substance satisfactory to Wesbanco.  Brent E.
     Richmond and John E. Wait  shall have duly
     executed and delivered the employment agreements
     with the Bank, dated as of the Closing Date, in
     substantially the form attached hereto as Exhibits
     ____ and _____, and Brent E. Richmond and John E.
     Wait shall
     each have executed severance plan
     clarification agreements and Patrick G. O'Brien
     shall have executed an Amendment to Employment
     Agreement, each in form and substance satisfactory
     to Wesbanco.
        (d)     American shall have delivered to
     Wesbanco a schedule identifying all persons who
     may be deemed to be "affiliates" of American
     under Rule 145 of the Securities Act of 1933, as
     amended, and shall use its best efforts to cause
     each affiliate to deliver to Wesbanco prior to the
     Effective Date a letter substantially in the form
     attached hereto as Exhibit A.
	(e)	American shall have furnished Wesbanco
     with a certified copy of resolutions duly adopted
     by the Board of Directors and the shareholders of
     American approving the Agreement and authorizing
     the Merger and the transactions contemplated
     hereby.
	(f)	Unless waived by Wesbanco, on the
     Closing Date, there shall not be pending against
     American or its Subsidiary or the officers or
     directors of American or its Subsidiary in their
     capacity as such, any suit, action or proceeding
     which, in the reasonable judgment of Wesbanco, if
     successful, would have material adverse effect on
     the financial condition or operations of American
     or its Subsidiary.
	(g)	American shall have executed and
     delivered to Wesbanco a Stock Option Agreement, substantially in the form attached hereto as Exhibit B, dated the date of this Agreement, and incorporated herein by reference.

        12.3	Conditions Precedent of American.  The consummation of
this Agreement by American and the Merger is also conditioned upon the following:
	(a)	Unless waived by American the
     representations and warranties of Wesbanco and AB contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date, except for representations and warranties expressly made only as of a particular date and except for changes which have been consented to by American or which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of Wesbanco and AB or which are the result of expenses or transactions contemplated or permitted by this Agreement, and Wesbanco and AB shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them; and American shall have received on the Effective Date an appropriate certificate (in affidavit form) dated the Effective Date and executed on behalf of Wesbanco and AB by one or more appropriate executive officers of each of them to the effect that such officers have no knowledge of the nonfulfillment of the foregoing conditions;
        (b) Opinion of Wesbanco Counsel. An opinion of Phillips, Gardill, Kaiser & Altmeyer, counsel for Wesbanco, shall have been delivered to American, dated the Closing Date, and in form and substance satisfactory to American and its counsel, to the effect that:
             (i)     Wesbanco, AB and Bank are
           corporations duly organized, validly
           existing and in good standing under
           the laws of the State of West Virginia and have the full corporate power and authority to own all of their properties and assets and to carry on their businesses as they are now being conducted, and neither the ownership of their property nor the conduct of their businesses require them, or any of their subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco, AB and Bank, taken as a whole.

             (ii)    Wesbanco, AB and Bank have
           the full corporate power to execute and
           deliver the Agreement.  All corporate
           action of Wesbanco, AB and Bank
           required to duly authorize the
           Agreement and the actions contemplated
           thereby have been taken, and the
           Agreement is valid and binding on
           Wesbanco, AB and Bank in accordance
           with its terms, subject, as to the
           enforcement of remedies, to applicable
           bankruptcy, insolvency, moratorium, or
           other similar laws affecting the
           enforcement of creditors' rights
           generally from time to time in effect,
           and subject to any equitable principles
           limiting the right to obtain specific
           performance of certain obligations
           thereunder.

             (iii)   The consummation of the
           mergers contemplated by the Agreement
           will not violate any provision of
           Wesbanco's, AB's or Bank's Articles of
           Incorporation or Bylaws, or violate any
           provision of, or result in the
           acceleration of any material obligation
           under, any material mortgage, loan
           agreement, order, judgment, law or
           decree known to such counsel to which
           Wesbanco, AB or Bank are a party or by
           which they are bound, and will not
           violate or conflict with any other
           material restriction of any kind or
           character known to such counsel to
           which Wesbanco, AB or Bank are subject
           which would have a material adverse
           effect on the assets, business or
           operations of Wesbanco, AB and Bank
           taken as a whole.

             (iv)    Each of Wesbanco's
           subsidiaries is duly organized, validly
           existing and in good standing under the
           laws of the state of its organization
           and has the requisite corporate power
           and authority to own and lease its
           properties and to conduct its business
           as it is now being conducted.   To the
           best of such counsel's knowledge,

           Wesbanco owns 100% of the issued and
           outstanding stock of each such
           corporation.

             (v)     To the best of such counsel's
           knowledge, as of the date hereof,
           neither Wesbanco nor any of its
           subsidiaries were involved in any
           litigation against them (with possible
           exposure of $100,000.00 or more),
           pending or threatened, that has not
           been disclosed to American.

             (vi)    The shares of Wesbanco Common
           Stock to be issued to American's
           shareholders pursuant to the Agreement,
           when issued as described therein, will
           be duly authorized, validly issued,
           fully paid and nonassessable.

        (c)     McDonald Investments Inc., financial
     advisors to American, shall have furnished to
     American an opinion, or an updating of any opinion
     rendered after the date of the Agreement, dated on
     or prior to the distribution date of the Proxy
     Statement described in Section 14.1 of this
     Agreement, to the effect that the exchange ratio
     is fair, from a financial point of view, as of
     such date, to the shareholders of American.
        (d)     Wesbanco, AB and Bank shall have
     furnished American  with certified copies of
     resolutions duly adopted by the Boards of
     Directors of Wesbanco, AB and Bank and the
     shareholders of Wesbanco, AB and Bank approving
     the Agreement and authorizing the Merger, the Bank
     Merger and transactions contemplated hereby.
	(e)	Unless waived by American, on the
     Closing Date, there shall not be pending against Wesbanco or any of its subsidiaries or the officers or directors of Wesbanco or any of its subsidiaries in their capacity as such, any suit, action or proceeding which, in the reasonable judgment of

     American, if successful, would have a
     material adverse effect on the financial condition
     or operations of Wesbanco or any of its
     subsidiaries.
	12.4	Closing Date.  The Closing shall be effected as soon
as practicable after all of the conditions contained herein
shall have been satisfied on the Closing Date as defined in
Section 2.3 hereof, which Closing Date shall be the latest of:
	(a)	The second business day after the
     meetings of the shareholders of American or
     Wesbanco, whichever is later, at which the
     Agreement is approved;
	(b)	The fifteenth (15th) day after the
     approval of the acquisition of American by the
     Board of Governors of the Federal Reserve System
     (the "Federal Reserve Board");
	(c)	The fifteenth (15th) day after the
     approval of the Bank Merger by the Federal Reserve
     Board;
	(d)	The day after any stay of the Federal
     Reserve Board's approval of the acquisition of
     American or the approval of the Bank Merger shall
     be vacated or shall have expired or the day after
     any injunction against the closing of the Merger
     or the Bank Merger shall be lifted, discharged or
     dismissed;
	(e)	The day after the approval of the
     acquisition of American by the West Virginia
     Department of Banking is received by Wesbanco;
        (f)     The second business day after the date
     on which the last condition set forth in Section
     12 is satisfied or waived;

        (g)     Such other date as shall be mutually
     agreed to by Wesbanco and American.
The Closing shall be held in Wheeling, West Virginia, at such time and place as the parties may agree upon. The date and time of closing are herein called the "Closing Date". Promptly after the Closing, the Articles of Merger with respect to the Merger, and the Bank Merger, shall be filed with the Secretary of State of West Virginia.
	12.5	Effective Date.  The Merger, and the Bank Merger,
shall become effective (the "Effective Date") on the date on which the Certificates of Merger approving the mergers are issued by the Secretary of State of West Virginia. The surviving corporations shall record said Certificates of Merger in the office of the Clerk of the County Commission of Ohio County.

                         SECTION 13

                  TERMINATION OF AGREEMENT
                  ------------------------
	13.1	Grounds for Termination.  This Agreement and the
transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of American:
	(a)	By mutual consent of American and
     Wesbanco;
	(b)	By either American or Wesbanco if
     any of the conditions hereto to such party's
     obligations to close have not been met as of
     the Closing Date and the same has not been
     waived by the party adversely affected
     thereby;
	(c)	By either American or Wesbanco if
     the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

	(d)	By American or Wesbanco, if the
     Closing Date has not occurred by December 31, 2001;
	(e)	By American, unless waived by American,
     if the Market Value of Wesbanco stock shall fall
     below Sixteen Dollars ($16.00) per share as of the
     Closing Date.  Market Value, for purposes of this
     paragraph, shall mean the average bid price of
     Wesbanco Common Stock (as quoted on Nasdaq Stock
     Market) for the 30 calendar days preceding five
     business days before the Closing.
	(f)	By either party in the event that
     the shareholders of American or Wesbanco
     vote against consummation of the Merger.
	13.2	Effect of Terminating; Right to Proceed.  In the event
this Agreement shall be terminated pursuant to Section 13.1, all further obligations of Wesbanco and American under this
Agreement, except Sections 10, 13.1, 13.2 and 20 hereof, shall terminate without further liability of Wesbanco and AB to
American or of American to Wesbanco and AB.
	13.3	Return of Documents in Event of Termination.  In the
event of termination of this Agreement for any reason, Wesbanco and American shall each promptly deliver to the other all documents, work papers and other material obtained from each other relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 10 hereof, and will take all practicable steps to have any information so obtained kept confidential, and thereafter, except for any breach of the continuing sections of the Agreement, each party shall be mutually released and discharged from liability to the other party or to any third parties hereunder, and no party shall be liable to any other party for any costs or expenses paid or incurred in connection herewith.

                           SECTION 14

               MEETING OF SHAREHOLDERS OF AMERICAN
               -----------------------------------
	14.1	Subject to receipt by American of the fairness opinion
described in Section 12.3(c) hereof, American shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of American as soon as practicable (considering the regulatory approvals required to be obtained)
for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its
shareholders for purposes of such meeting a Proxy Statement
which will not contain any untrue statement of a material fact with respect to American or omit to state a material fact with respect to American required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and which otherwise materially complies as to form with all
applicable laws, rules and regulations.
	14.2	It is understood that as an integral part of the
transaction contemplated by this Agreement, Wesbanco shall file a Registration Statement with respect to the offering of its common shares to be issued in the Merger. The term
"Registration Statement" as used in this Agreement includes all preliminary filings, post-effective amendments and any Proxy
Statement of American. Accordingly, Wesbanco and American agree to assist and cooperate fully with each other in the preparation of the Registration Statement. Both American and Wesbanco further agree to deliver to each other, both as of the Effective
Date of the Registration Statement and as of the Closing, a letter, in form and substance satisfactory to the other party and its counsel, stating that, to the best of their knowledge and belief, all of the facts with respect to either Wesbanco or American, as the case may be, set forth in the Registration
Statement, are
true and correct in all material respects, and that the Registration Statement does not omit any material fact necessary to make the facts stated therein with respect to such party not misleading in light of the circumstances under which they were made.

                           SECTION 15

                            BROKERS
                            -------
	American represents and warrants to Wesbanco and Wesbanco represents and warrants to American that no broker or finder has been employed, or is entitled to a fee, commission or other compensation, with respect to this Agreement or the transactions contemplated hereby, other than fees due from American to McDonald Investments Inc., its financial advisor.

                           SECTION 16

                  GOVERNING LAW; SUCCESSORS AND
              ASSIGNS; COUNTERPARTS; ENTIRE AGREEMENT
              ---------------------------------------

	This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia;
(b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto; (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Wesbanco and American when one or more counterparts shall have been signed and delivered by Wesbanco and American and shall become effective and binding as to AB when AB receives its Certificate of Incorporation and its officers execute the Agreement; and (d) embodies the entire Agreement and understanding of the parties with respect to the subject matter hereof; and (e) supersedes all prior agreements and understandings, written or oral, between American and Wesbanco relating to the subject matter hereof.

                           SECTION 17

                      EFFECT OF CAPTIONS
                      ------------------
	The captions of this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

                           SECTION 18

                            NOTICES
                            -------
	Except as specifically provided in Section 8.21(d) hereof, any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by first class, registered or certified mail postage prepaid, with return receipt requested addressed as follows:

	To American:
		American Bancorporation
		1025 Main Street
		Wheeling, WV 26003
		ATTENTION:  Jeremy C. McCamic, Chairman

	With copies to:
                Robert P. Fitzsimmons, Esq.      Barry C. Maloney, Esq.
                1609 Warwood Avenue              Maloney & Knox
                Wheeling, WV 26003               5225 Wisconsin Ave.,N.W.
                                                 Suite 316
                                                 Washington, DC  20015-2014

	To Wesbanco:
		Wesbanco, Inc.
		One Bank Plaza
		Wheeling, WV  26003
		ATTENTION:  Edward M. George, President

	With a copy to:
		James C. Gardill, Esq.
		Phillips, Gardill, Kaiser & Altmeyer
		61 Fourteenth Street
		Wheeling, WV  26003

or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.

                          SECTION 19

                          AMENDMENTS
                          ----------
	Any of the terms or conditions of the Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by action taken by the Board of Directors of such party, or any of such terms or conditions may be amended or modified in whole or in part at any time as follows. This Agreement may be amended in writing (signed by all parties hereto) before or after the meeting of American shareholders at any time prior to the Closing Date with respect to any of the terms contained herein, provided, however, that if amended after such meeting of shareholders, the exchange ratio per share at which each share of common stock of American shall be converted and any other material terms of the Merger shall not be amended after the meeting of American shareholders unless the amended terms are resubmitted to the shareholders for approval. Neither the Agreement nor any provisions hereof, may be changed, waived, discharged or terminated orally, or by the passage of time, except by a statement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

                           SECTION 20

                            EXPENSES
                            --------
	Each party to this Agreement shall pay its own legal and accounting fees and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                           SECTION 21

                          MISCELLANEOUS
                          -------------
	21.1	Publicity.  The parties will not publicly release any
information about the transactions contemplated hereby except as they may mutually agree or as may be required by law.
	21.2	Incorporation by Reference.  Any and all schedules,
exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference as though fully set forth at the point referred to in the Agreement.
	21.3	Material Adverse Change.  In determining whether there
has been a material adverse change for purposes of this
Agreement, transaction costs and expenses (i.e. accounting,
legal and investment banking fees) of the transactions
contemplated hereby shall not be taken into account.
	21.4	Binding Date.  This Agreement is effective and binding
as to Wesbanco and American upon the date first above written and effective and binding as to AB upon execution hereof by AB.
	IN WITNESS WHEREOF, WESBANCO, INC., AMERICAN
BANCORPORATION, AB CORPORATION and WESBANCO BANK, INC. have each caused this Agreement to be executed on their behalf by their officers thereunto duly authorized all as of the day and year first above written.

                                   WESBANCO, INC., a West Virginia
                                   corporation



                                   By /s/ Edward M. George
                                      --------------------
                                      Its President & Chief Executive Officer
(SEAL)


ATTEST:

/s/ Larry G. Johnson
--------------------
      Secretary


                                   AMERICAN BANCORPORATION,
                                   an Ohio corporation



                                   By /s/ Jeremy C. McCamic
                                      ---------------------
                                         Its Chairman


(SEAL)


ATTEST:

/s/ Linda Woodfin
-----------------
     Secretary

                                   AMERICAN BANCORPORATION



                                   By /s/Jeremy C. McCamic
                                     ---------------------
                                        Jeremy C. McCamic
                                        Chairman and Chief Executive Officer


                                   By /s/Jack O. Cartner
                                      ------------------
                                        Jack O. Cartner, Director

                                   By /s/Paul W. Donahie
                                      ------------------
                                        Paul W. Donahie, Director


                                   By /s/Abigail McCamic Feinkopf
                                      ----------------------------
                                        Abigail McCamic Feinkopf, Director


                                   By /s/Jay T. McCamic
                                      ------------------
                                        Jay T. McCamic, Director


                                   By /s/ Jolyon W. McCamic
                                      ---------------------
                                        Jolyon W. McCamic, Director


                                   By /s/Jeffrey W. McCamic
                                      ---------------------
                                        Jeffrey W. McCamic, Director


                                   By /s/ John J. Malik, Jr.
                                      ----------------------
                                        The Honorable John J. Malik, Jr.,
                                        Director

(SEAL)

ATTEST:

/s/ Linda Woodfin
-----------------
    Secretary



                                   AB CORPORATION, a West Virginia
                                   corporation as of the ____ day of _______, 2001.



                                   By__________________________________
                                        Its _______________________


(SEAL)

ATTEST:

___________________________
         Secretary

                                   WESBANCO BANK, INC., a West Virginia
                                   corporation



                                   By /s/ Edward M. George
                                      -------------------------
                                       Its President & Chief Executive Officer

(SEAL)



ATTEST:

/s/ Stephen E. Hannig
---------------------
     Secretary